Exhibit 3.3

BYLAWS

OF

LINCOLN EDUCATIONAL SERVICES CORPORATION

ARTICLE I

OFFICES

1.             Register Office and Agent.   The registered office of the Corporation in the State of New Jersey is at 200 Executive Drive, Suite 340, West Orange, New Jersey 07052.

The registered agent of the Corporation at such office is Alexandra Luster.

2.             Principal Place of Business.   The principal place of business of the Corporation is 200 Executive Drive, Suite 340, West Orange, New Jersey 07052.

3.             Other Places of Business.     Branch or subordinate places of business or offices may be established at any time by the Board at any place or places where the Corporation is qualified to do business.

ARTICLE II

SHAREHOLDERS

1.             Annual Meeting.    The annual meeting of shareholders shall be held upon not less than ten nor more than sixty days written notice of the time, place, and purposes of the meeting at 10 o’clock a.m. on the 23rd day of the month of July of each year at 200 Executive Drive, Suite 340, West Orange, New Jersey or at such other time and place as shall be specified in the notice of meeting, in order to elect directors and transact such other business as shall come before the meeting.  If that date is a legal holiday, the meeting shall be held at the same hour on the next succeeding business day.

2.             Special Meeting.   A special meeting of shareholders may be called for any purpose by the president or the Board. A special meeting shall be held upon not less than ten nor more than sixty days written notice of the time, place, and purposes of the meeting.

3.             Action by Shareholders Without a Meeting.    Any action required or permitted to be taken at a meeting of shareholders by any provisions of the New Jersey Business Corporation Act or of the Certificate of Incorporation or these Bylaws may be taken without a meeting if all the shareholders entitled to vote thereon consent in writing to such action being taken, or, subject to the provisions of Section 14A:5-6(2) of the New Jersey Business Corporation Act, if shareholders who would have been entitled to cast the minimum number of votes which would be necessary to authorize such action at a meeting at which all shareholders entitled to vote thereon were present and voting shall consent in writing to such action being taken. Whenever corporate action is so taken, the consents of the shareholders consenting thereto shall be filed with the minutes of proceedings of the shareholders of the Corporation.

4.             Quorum.   The presence at a meeting in person or by proxy of the holders of shares entitled to cast two-thirds of the votes shall constitute a quorum.

ARTICLE III

BOARD OF DIRECTORS

1.             Number and Term of Office.    The Board shall initially consist of the two (2) members named in the Certificate of Incorporation, and shall thereafter consist of a total of ten (10) members with such initial vacancies to be filled in accordance with Article III, Section 6 below.  Each director thereafter to serve on the ten member Board shall be elected by the shareholders at each annual meeting and shall hold office until the next annual meeting of shareholders and until that director’s successor shall have been elected and qualified.

2.             Regular Meetings.   A regular meeting of the Board shall be held without notice immediately following and at the same place as the annual shareholders’ meeting for the purposes of electing officers and conducting such other business as may come before the meeting. The Board, by resolution, may provide for additional regular meetings which may be held without notice, except to the members not present at the time of the adoption of the resolution.

3.             Special Meetings.   A special meeting of the Board may be called at any time by the president or by one director for any purpose. Such meeting shall be held upon five (5) days notice if given orally (either by telephone or in person) or by telegraph, or by ten (10) days notice if given by depositing the notice in the United States mail, postage prepaid. Such notice shall specify the time and place of the meeting.

4.             Action without Meeting.  The Board may act without a meeting if, prior or subsequent to such action, each member of the Board shall consent in writing to such action. Such written consent or consents shall be filed in the minute book.

5.             Quorum.   Two (2) members of the entire Board shall constitute a quorum for the transaction of business.

6.             Vacancies in Board of Directors.   Any vacancy in the Board, including a vacancy caused by an increase in the number of directors, may be filled by the affirmative vote of a majority of the remaining directors, even though less than a quorum of the Board, or by a sole remaining director.

7.             Declaration of Dividend.   Dividends payable on the shares of the Corporation shall be paid as and when declared by a resolution adopted by the Board, by the president, or by the holder or holders of not less than two-thirds of the shares of the Corporation issued and outstanding.

ARTICLE IV

WAIVERS OF NOTICE

Any notice required by these bylaws, by the certificate of incorporation, or by the New Jersey Business Corporation Act may be waived in writing by any person entitled to vote.  The waiver or waivers may be executed either before or after the event with respect to which notice is waived. Each director or shareholder attending a meeting without protesting, prior to its conclusion, the lack of proper notice shall be deemed conclusively to have waived notice of the meeting.

ARTICLE V

OFFICERS

1.             Election.   At its regular meeting following the annual meeting of shareholders, the Board shall elect a president, a treasurer, a secretary, and it may elect such other officers, including one or more vice presidents, executive directors, and national directors, as it shall deem necessary. One person may hold two or more offices.

2.             Duties and Authority of President.   The president shall be chief executive officer of the Corporation. Subject only to the authority of the Board, he shall have general charge and supervision over, and responsibility for, the business and affairs of the Corporation. Unless otherwise directed by the Board, all other officers shall be subject to the authority and supervision of the president. The president may enter into and execute in the name of the Corporation contracts or other instruments in the regular course of business or contracts or other instruments not in the regular course of business which are authorized, either generally or specifically, by the Board. He shall have the general powers and duties of management usually vested in the office of president of a corporation.

3.             Duties and Authority of Vice Presidents.    The vice presidents shall perform such duties and have such authority as from time to time may be delegated to them by the president or by the Board. In the absence of the president or in the event of his death, inability, or refusal to act, the vice presidents shall perform the duties and be vested with the authority of the president.

4.             Duties and Authority of Treasurer.    The treasurer shall have the custody of the funds and securities of the Corporation and shall keep or cause to be kept regular books of account for the Corporation. The treasurer shall perform such other duties and possess such other powers as are incident to that office or as shall be assigned by the president or the Board.

5.             Duties and Authority of Secretary.   The secretary shall cause notices of all meetings to be served as prescribed in these bylaws and shall keep or cause to be kept the minutes of all meetings of the shareholders and the Board. The secretary shall have charge of the seal of the Corporation. The secretary shall perform such other duties and possess such other powers as are incident to that office or as are assigned by the president or the Board.

6.             Duties and Authority of Assistant Secretary.    The assistant secretary shall assist the secretary as directed from time to time by the secretary and shall perform such other duties and possess such other powers as are incident to that office or as are assigned by the president or the Board.

7.             Duties and Authority of Executive Directors and National Directors.   The executive directors and national directors shall perform such duties and possess such powers as are assigned by the president or the Board.

ARTICLE VI

AMENDMENTS TO AND EFFECT OF BY-LAWS; FISCAL YEAR

1.             Force and Effect of Bylaws.    These bylaws are subject to the provisions of the New Jersey Business Corporation Act and the Corporation’s certificate of incorporation, as it may be amended from time to time.  If any provision in these bylaws is inconsistent with a provision in that Act or the certificate of incorporation, the provision of that Act or the certificate of incorporation shall govern.

2.             Amendments to By-laws.   These bylaws may be altered, amended or repealed by the shareholders or the Board. Any bylaw adopted, amended or repealed by the shareholders may be amended or repealed by the Board, unless the resolution of the shareholders adopting such bylaw expressly reserves to the shareholders the right to amend or repeal it.

3.             Fiscal Year.   The fiscal year of the Corporation shall begin on the first day of January of each year.

ARTICLE VII

INDEMNIFICATION

The Corporation shall indemnify any and all persons who may serve or who have served at any time as directors or officers of the Corporation, or who at the request of the Board of Directors of the Corporation may serve or at any time have served as directors or officers of another corporation in which the Corporation at such time owned or may own shares of stock or of which it was or may be a creditor, and their respective heirs, administrators, successors, and assigns, against any and all expenses, including amounts paid upon judgments, counsel fees, and amounts paid in settlement (before or after suit is commenced), actually and necessarily incurred by such persons in connection with the defense or settlement of any claim, action, suit or proceeding in which they, or any of them, are made parties, or a party, or which may be asserted against them or any of them, by reason of being or having been directors or officers or a director or officer of the Corporation, or of such other corporation, except in relation to matters as to which any such director or officer or former director or officer or person shall be finally adjudged in any action, suit, or proceeding to be liable for his own negligence, omission or misconduct in the performance of duty. Such indemnification shall be in addition to any other rights to which those indemnified may be entitled under any law, bylaw, agreement, vote of stockholders, or otherwise.